Exhibit 4.7

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

2005 ISRAEL EQUITY INCENTIVE PLAN

         1.        Purposes of the Plan. The purposes of this Israel Equity Incentive Plan are:

—	to attract and retain the best available personnel for positions of substantial responsibility,

—	to provide additional incentive to Service Providers, and

—	to promote our employees' interest in the success of the Company's business.

        Awards granted under the Plan may be Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents, as determined by the Administrator at the time of grant.

        Furthermore, the Plan is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Ordinance, with respect to Awards granted to Employees pursuant to the Plan.

        2.        Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section ý4 of the Plan.

(b) “Affiliate” means an “employing company” as such term is defined in Section 102(a) of the Ordinance, other than the Company itself.

        (c)        “Applicable Laws” means the requirements relating to the administration of, or otherwise affecting, equity compensation plans under the Companies Law, the Securities Law, other applicable laws of Israel, U.S. federal and state securities laws, any stock exchange or quotation system on which the Shares are listed or quoted, U.S. state corporate laws, and any other country or jurisdiction where Awards are granted under the Plan or a sub-plan or addendum hereto.

(d) “Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

        (e)        “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Deferred Stock Units or Dividend Equivalents.

        (f)        “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g) “Awarded Stock” means the Shares subject to an Award.

(h) “Board” means the Board of Directors of the Company.

(i) “Capital Gains Award (CGA)” means an Approved 102 Award elected and designated by the Company to qualify for capital gains tax treatment in accordance with Section 102(b)(2) of the Ordinance.

(j) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

        (i)        any individual or entity, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

        (ii)        a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets.

(k) “Committee” means a Committee appointed by the Board in accordance with Section ý4 of the Plan.

(l) “Companies Law” means the Israeli Companies Law, 5759-1999.

(m) “Company” means Check Point Software Technologies Ltd.

(n) “Consultant” means any person, other than an Employee, engaged by the Company or any Affiliate to render services and who is compensated for such services.

(o) “Continuous Status as a Director” means that the Director relationship is not interrupted or terminated.

(p) “Controlling Shareholder” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

(q) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section ý13.

(r) “Director” means a member of the Board.

(s) “Disability” means total and permanent disability as determined by the Administrator.

        (t)        “Dividend Equivalent” means a credit, payable in cash, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. The Dividend Equivalent for each Share subject to an Award shall only be paid to a Participant on the vesting date for such Share.

(u) “Election” means the Company’s election of the type of Approved 102 Awards as set forth in Section ý19(b)(iii).

        (v)        “Employee” means any person employed by the Company or any Affiliate of the Company, and includes Officers and Directors. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor.

(w) “Fair Market Value” means, as of any date, the value of Shares determined as follows:

        (i)        If the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Shares) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

        (ii)        If the Shares are quoted on the Nasdaq System (but not on the Nasdaq National Market thereof) or are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

(x) “ITA” means the Israeli Tax Authorities.

(y) “Non-approved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

(z) “Non-employee Director” means a Director who is neither an Employee nor a Consultant, and who is a resident of Israel.

(aa) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

        (bb)        “Officer” means, with respect to the Company and Affiliates that are Israeli companies, a person who is a “nosei misra” within the meaning of the Companies Law but is not a Director, and with respect to Affiliates that are not Israeli companies means a person who is an officer within the meaning of the applicable corporate law of the jurisdiction of incorporation of such Affiliate.

(cc) “Option” means an option to purchase Shares granted pursuant to the Plan.

        (dd)        “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(ee) “Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 as now in effect and as hereafter amended.

(ff) “Ordinary Income Award (OIA)” means an Approved 102 Award elected and designated by the Company to qualify for ordinary income tax treatment in accordance with Section 102(b)(1) of the Ordinance.

(gg) “Ordinary Shares” shall mean the Ordinary Shares of the Company, NIS 0.01 nominal value.

(hh) “Participant” means the holder of an outstanding Award granted under the Plan.

(ii) “Performance Share” means a performance share Award granted to a Participant pursuant to Section ý11.

(jj) “Performance Unit”means a performance unit Award granted to a Participant pursuant to Section ý12.

(kk) “Plan” means this 2005 Israel Equity Incentive Plan.

(ll) “Restricted Stock” means Shares granted pursuant to Section ý9 of the Plan.

(mm) “Restricted Stock Unit” means an Award granted pursuant to Section ý10 of the Plan.

(nn) “Section 3(i) Award” means an Award granted to a Consultant or a Controlling Shareholder in accordance with Section 3(i) of the Ordinance.

(oo) “Section 102” means Section 102 of the Ordinance and any regulations, rules, and orders of procedures promulgated thereunder as now in effect or as hereafter amended.

(pp) “Section 102 Shares” means Shares issued under a Section 102 Award pursuant to Section ý19(c)(i) below.

(qq) “Section 102 Period” shall have the meaning ascribed to such term in Section ý19(c)(i) below.

(rr) “Securities Law” means the Israeli Securities Law, 5728–1968.

(ss) “Service Provider” means an Employee or Consultant.

(tt) “Share” means one Ordinary Share, as adjusted in accordance with Section ý21 of the Plan.

        (uu)        “Trustee” means a trustee designated by the Board and approved by the ITA, pursuant to the requirements of Section 102 and a trust agreement to be entered into and between the Company and such Trustee and approved by the ITA.

        3.        Shares Subject to the Plan.

        (a)        Subject to the provisions of Section ý21 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 30,000,000 Shares, increased annually on the first day of each of the Company’s fiscal years during the term of the Plan by 3,000,000 Shares.

(b) The Shares may be authorized but unissued, or reacquired, Shares.

        (c)        Any Shares subject to Options shall be counted against the numerical limits of this Section ý3 as one Share for every Share subject thereto. Any Shares subject to Restricted Stock, Performance Shares or Restricted Stock Units with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as two Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section ý3, the Plan shall be credited with two Shares.

        (d)        If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Restricted Stock Units, is forfeited to or repurchased by the Company at its original purchase price due to such Award failing to vest, the unpurchased Shares (or for Awards other than Options, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company due to such Awards failing to vest, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than shares, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Dividend Equivalents or Performance Units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Dividend Equivalents or Performance Units shall not increase the number of Shares available for issuance under the Plan.

        4.        Administration of the Plan.

        (a)        Procedure. The Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws. The Plan may be administered by different Committees with respect to different groups of Service Providers.

        (b)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Shares, in accordance with Section ý2(w) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv) to determine the number of Shares or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

        (vi)        to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

        (viii)        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans or Plan addendums, established for the purpose of qualifying for preferred tax treatment (e.g., Section 102);

        (ix)        to modify or amend each Award (subject to Section ý23(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

        (xi)        to allow Participants to satisfy withholding tax obligations by electing to have the Company and/or its Affiliates and/or the Trustee withhold taxes in accordance with the Applicable Laws. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine whether Dividend Equivalents will be granted in connection with another Award;

(xiii) to determine the terms and restrictions applicable to Awards;

        (xiv)        to determine the price per each Share to be issued under the Awards (excluding the Option exercise price to be set in accordance with Section ý8(b) below). Shares to be issued under grants of Restricted Stock, RSUs, Performance Shares and Performance Units may be issued upon payment of their nominal value;

(ix) to make an election as to the type of 102 Approved Award; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

        5.        Eligibility. Awards may be granted to Service Providers, provided that Section 102 Awards may be granted only to Employees.

        6.        No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Affiliates, nor shall they interfere in any way with the Participant’s right or the Company’s or Affiliate’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

        7.        Term of Plan. The Plan shall continue in effect for a term of ten (10) years following the date upon which the Board approved the Plan in 2005.

        8.        Options.

        (a)        Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be no more than seven (7) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

        (b)        Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.

        (c)        Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied. In any event, no Option granted hereunder shall vest until at least six months following the Option grant date.

        (d)        Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of a Section 102 Award, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

        (iii)        other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

        (iv)        delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company or Affiliate of the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

        (e)        Exercise of Option; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

        An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant, provided however that Shares issued following the exercise of Options granted under Section 102(b) to the Ordinance shall be issued under the name of the Trustee for the benefit of the Participant and shall be held in trust by the Trustee. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 21 of the Plan.

        Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

        9.        Restricted Stock.

        (a)        Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock; provided, however that no Restricted Stock Award shall vest until at least one year following the grant date.

        (b)        Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

        (c)        Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

        10.        Restricted Stock Units.

        (a)        Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued service but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock Units. Restricted Stock Units shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

        (b)        Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, Affiliate-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion; provided, however that no Restricted Unit Award shall vest until at least one year following the grant date.

        (c)        Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

        (d)        Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator shall pay earned Restricted Stock Units in Shares.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

        11.        Performance Shares.

        (a)        Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the units to acquire Shares.

        (b)        Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator; provided, however that no Performance Share Award shall vest until at least one year following the grant date. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

        (c)        Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

        12.        Performance Units.

        (a)        Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share. No right to vote or receive dividends or any other rights as a shareholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

        (c)        Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

        (d)        Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

        13.        Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

        14.        Automatic Stock Option Grants to Non-employee Directors.

        (a)        Procedure for Grants. All grants of Options to Non-employee Directors under this Section ý14 shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

        (i)        Each Non-employee Director shall be automatically granted an Option to purchase 50,000 Shares, or a lesser amount determined by the Board, in its sole discretion (the “First Option”), upon the date on which such person first becomes a Director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy; provided, however, that a Non-employee Director who has previously been employed by the Company (or any Affiliate) shall not be eligible to receive a First Option.

        (ii)        At each of the Company’s annual shareholder meetings, and commencing in 2005,each Non-employee Director shall be automatically granted an Option to purchase 25,000 Shares, or a lesser amount determined by the Board, in its sole discretion (the “Annual Option”), provided that such individual has served as an Non-Employee Director for at least six months prior to the date of such annual meeting.

        (iii)        Notwithstanding the provisions of subsections (i) and (ii) hereof, in the event that an automatic grant hereunder would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Non-employeeDirectors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan.

(iv) The terms of an Option granted hereunder shall be as follows:

(A) The term of the Option shall be seven (7) years.

(B) The Option shall be exercisable only while the Non-employeeDirector remains a Director of the Company, except as set forth in subsection (c) hereof.

(C) The exercise price per Share shall be 100% of the fair market value per Share on the date of grant of the Option.

        (D)         The First Option shall become exercisable as to ¼ of the covered Shares each year on the day prior to each year’s normally scheduled annual shareholders’ meeting, so as to become 100% vested on the day prior to the normally scheduled annual shareholders’ meeting occurring approximately four years following the grant date, subject to the Participant maintaining Continuous Status as a Director on each vesting date.

        (E)         The Subsequent Option shall become exercisable as to 50% of the covered Shares six months following the grant date, and as to an additional 25% of the covered Shares each three months thereafter, so as to be 100% vested on the first anniversary of the grant date, subject to the Participant maintaining Continuous Status as a Director on each vesting date.

        (b)        Consideration for Exercising Non-employee Director Stock Options. The consideration to be paid for the Shares to be issued upon exercise of an automatic Non-employeeDirector Option shall consist of any consideration permitted under Section ý8(d) hereof and as set forth in the Award Agreement.

        (c)        Post-Directorship Exercisability. If a Non-employeeDirector ceases to serve as a Director, he or she may, but only within one year after the date he or she ceases to be a Director, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise an Option at the date of such termination, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

        (d)        Limitation on Automatic Stock Option Grants. The Directors serving immediately prior to the appointment or election of a new Non-employee Director, or prior to an annual shareholders’ meeting, as the case may be, shall determine as to each new Non-employeeDirector whether he or she shall be granted an Award under this Section ý14 or under the comparable provisions of another incentive plan of the Company. A new Non-employee Director who receives an Award of a First Option under this Plan shall not be eligible to receive a comparable automatic stock option grant under any other incentive plan of the Company. A Non-employee Director who receives an Award of a Subsequent Option under this Plan shall not be eligible to receive a comparable automatic stock option grant under any other incentive plan of the Company with respect to such fiscal year of the Company.

        15.        Termination of Relationships, Death or Disability.

        (a)        Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, then (i) in the case of an Award that is an Option, the Participant may exercise any Options within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), and (ii) in the case of any Award other than an Option, the Participant shall be entitled to the benefit conferred by such Award during such period of time as is specified in the Award Agreement to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award, if any, as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, an Option shall remain exercisable, and the Participant shall be entitled to the benefit conferred by an Award other than an Option, for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option, or receive the benefit conferred by an Award other than an Option, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

        (b)        Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, then (i) in the case of an Award that is an Option, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), and (ii) in the case of any Award other than an Option, the Participant shall be entitled to the benefit conferred by such Award during such period of time as is specified in the Award Agreement to the extent that the Award is vested on the date of termination (but in no event later than the expiration of the term of such Award, if any, as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, an Option shall remain exercisable, and the Participant shall be entitled to the benefit conferred by an Award other than an Option, for twelve (12) months following the Participant’s termination due to Disability. If, on the date of termination, the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option, or receive the benefit conferred by an Award other than an Option, within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

        (c)        Death of Participant. If a Participant dies while a Service Provider, then (i) in the case of an Award that is an Option, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator, and (ii) in the case of any Award other than an Option, the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator, shall be entitled to the benefit conferred by such Award during such period of time as is specified in the Award Agreement to the extent that the Award is vested on the date of death (but in no event later than the expiration of the term of such Award, if any, as set forth in the Award Agreement). If no such beneficiary has been designated by the Participant, then such Option may be exercised by, or the benefit conferred by such Award shall be provided to, the personal representative of the Participant’s estate or by the person(s) to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable, or the benefit conferred by such Award shall be provided, for twelve (12) months following Participant’s death. If the Option is not so exercised or the benefit conferred by such Award is not provided within the time specified herein, the Award shall terminate, and the Shares covered by such Award shall revert to the Plan.

        16.        Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

        17.        Part-Time Service. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in the event an Employee transitions to a work schedule under which they are customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

        18.        Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, it may only be transferable for no consideration to transferees permitted pursuant to a Form S-8 Registration Statement (such as family members or pursuant to a settlement of marital property rights) and such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

        19.        Grant of Approved 102 Awards and Non-approved 102 Awards.

        (a)        Participants. Approved 102 Awards may only be granted to Employees who are residents of the State of Israel. Except as otherwise specifically approved by the ITA, a Controlling Shareholder or a Consultant shall not be eligible for grant of Approved 102 Awards or Non-approved 102 Awards, and shall only be eligible for grant of Section 3(i) Awards.

(b) Grant of Section 102 Awards.

(i) The Company may designate Awards granted to Employees pursuant to Section 102 as Non-approved 102 Awards or Approved 102 Awards.

(ii) The grant of Approved 102 Awards under the Plan shall be conditioned upon the approval of the Plan by the ITA.

        (iii)        Approved 102 Awards may either be classified as Capital Gains Awards (CGAs) or Ordinary Income Awards (OIAs). No Approved 102 Award may be granted under the Plan unless and until the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”) is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award and shall remain in effect until the end of the year following the year during which Employees were first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Awards it has elected, and shall apply to all Participants who were granted such Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Administrator from granting Employees Approved 102 Awards and Non-approved 102 Awards simultaneously.

(iv) All Approved 102 Awards must be held in trust by a Trustee, as described in subsection (c) below.

(v) For the avoidance of doubt, the designation of Non-approved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions of Section 102.

        (vi)        With respect to Non-approved 102 Award, if the Employee ceases to be employed by the Company or any Affiliate, the Employee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

(c) Trustee.

        (i)        All Approved 102 Awards granted under the Plan and any Shares allocated or issued upon exercise of such Approved 102 Awards (“Section 102 Shares”) or other shares received subsequently following any realization of rights, including bonus shares, shall be allocated or issued to the Trustee, and shall be held by the Trustee for the benefit of the Participants for such period of time as required by Section 102 (the “Section 102 Period”). In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards shall be regarded as Non-approved 102 Awards, all in accordance with the provisions of Section 102.

        (ii)        Notwithstanding anything to the contrary, the Trustee shall not release any Section 102 Shares or other Shares received subsequently following any realization of the Participant’s rights prior to the full payment of the Participant’s tax liabilities arising from the grant, exercise, release or transfer of the Approved 102 Award and any Section 102 Shares or other Shares received subsequently following any realization of rights.

        (iii)        With respect to any Approved 102 Awards, subject to the provisions of Section 102, a Participant shall not sell or release from trust any Section 102 Shares or any Shares received subsequently following any realization of rights, including bonus shares, until the lapse of the Section 102 Period. Notwithstanding the above, if any such sale or release occurs during the Section 102 Period, the sanctions under Section 102 shall apply to, and be borne by, such Participant.

        (iv)        Upon receipt of an Approved 102 Award, the Participant will sign an Award Agreement under which the Participant will agree to be subject to the trust agreement between the Company and the Trustee, stating, among others, that the Trustee will be released from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Award or Section 102 Share granted to him or her thereunder.

        (v)        As long as Approved 102 Awards granted, or Section 102 Shares are held by the Trustee, then all rights the Participant possesses over such Awards or Shares may not be transferred, assigned, pledged or mortgaged by the Participant, other than by will or laws of descent and distribution.

        (vi)        If dividends, whether cash, property or stock dividends, are declared on Section 102 Shares held by the Trustee, such dividends shall also be subject to the provisions of Section 102 and the provisions of this Section ý19. The Section 102 Period for any such additional shares shall be equal to the Section 102 Period for the original Section 102 Shares.

        (vii)        At any time after the end of the Section 102 Period with respect to any Section 102 Awards or Section 102 Shares, the Participant may order (but shall not be obligated to order) the Trustee to sell or transfer to the Participant such Section 102 Awards or Section 102 Shares, provided that no securities shall be sold or transferred until all required payments have been fully made: (i) such Participant has deposited with the Trustee an amount of money which, in the Trustee’s opinion, is necessary to discharge such Participant’s tax obligations with respect to such Section 102 Awards or Section 102 Shares, or (ii) the receipt by the Trustee of an acknowledgment from the ITA that the Participant has paid any applicable tax due pursuant to the Ordinance, or (iii) the Company has made other arrangements for the deduction of tax at source acceptable to the Trustee, or (iv) upon the sale by the Trustee of any securities held in trust from the proceeds of which the Company or the Trustee has withheld all applicable taxes and has remitted the amount withheld to the appropriate Israeli tax authorities, has paid the balance thereof directly to such Participant, and has reported to such Participant the amount so withheld and paid to such tax authorities.

(d) Integration of Section 102 and Tax Assessing Officer’s Permit.

With regards to Approved 102 Awards, the provisions of the Plan and the Award Agreement shall be subject to the provisions of Section 102 of the Ordinance and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement.

(e) Tax Consequences.

        (i)       Any and all tax consequences arising from the grant, exercise transfer, or sale of an Award or from the payment for Shares covered thereby or from any other event or act under the Plan (whether of a Participant and/or of the Company and/or a Affiliate and/or the Trustee) shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and the Trustee, if applicable, and hold them harmless against and from any and all liability for any tax or interest or penalty thereon, including (without limitation) liabilities relating to the necessity to withhold, or to have withheld, any tax from any payment made to the Participant.

(ii) The Company, or where applicable, the Trustee, shall not be required to release any share certificate to a Participant until all requirement payment have been fully made.

        (iii)       Without derogating from Section ý2 above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the date of grant of the Approved 102 Award, the Fair Market Value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty trading days preceding the date of grant or the thirty trading days following the date of registration for trading, as the case may be.

        20.       Grant of Section 3(i) Awards. In the event that grants are made under Section 3(i) of the Ordinance, the Company may elect to enter into an agreement with a trustee concerning the administration of the exercise of Options, the purchase and sale of Shares, and the arrangements for payment of or withholding of taxes due in connection with such exercise, purchase and sale. The trust agreement may provide that the Company will issue the Shares to such trustee for the benefit of the Participants. The type of Section 3(i) Awards to be granted under the Plan shall be subject to the provisions of Section 3(i) to the Ordinance.

        21.       Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

        (a)       Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Ordinary Shares covered by each outstanding Award, the number of shares of Ordinary Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted (including the automatic annual replenishment of three million Shares) or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Ordinary Shares covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Award.

        (b)       Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

        (i)       Options. In the event of a Change of Control, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Administrator, in its sole discretion, may provide that either (i) all Options shall terminate immediately prior to the consummation of the Change of Control, or (ii) Participants shall fully vest in and have the right to exercise their Options as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the Change of Control, the option confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change of Control is not solely stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Awarded Stock subject to the Option, to be solely stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change of Control.

        (ii)       Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award (and any related Dividend Equivalent), shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a parent or Affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit award, the Administrator, in its sole discretion, may provide either that (i) such Awards shall terminate immediately prior to the consummation of the Change of Control, or (ii) Participants shall fully vest in the Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit or Deferred Stock Unit Awards including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change of Control is not solely stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change of Control.

        22.       Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

        23.       Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

        (b)       Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with the Applicable Laws and in such a manner and to such a degree as is required by the Applicable Laws.

        (c)       Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company or its Affiliate.

        24.       Conditions Upon Issuance of Shares.

        (a)       Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        (b)       Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

        (c)       Tax Consequences. Any and all tax consequences arising from the grant or exercise, or otherwise relating to, an Award or from the payment for Shares covered thereby or from any other event or act under the Plan (whether of the Participant or of the Company or of a Affiliate) shall be borne solely by the Participant. The Company or its Affiliates shall withhold taxes according to the requirements under the Applicable Laws, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and its Affiliates, if applicable, and hold them harmless from and against any and all liability for any tax, or interest or penalty thereon, including liabilities relating to the necessity to withhold, or to have withheld, any tax from any payment made to the Participant.

        25.       Liability of Company.

        (a)       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

        (b)       Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Awarded Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section ý23(b) of the Plan.

        26.       Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.